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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 22, 2003

                                   AETNA INC.
                                  -----------

             (Exact name of registrant as specified in its charter)



        Pennsylvania                     1-16095                  23-2229683
----------------------------     -----------------------       -------------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
of incorporation)                                            Identification No.)


151 Farmington Avenue
Hartford, Connecticut                                               06156
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(Address of principal executive offices)                          (Zip Code)


                                 (860) 273-0123
                                 --------------
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On May 22, 2003, Aetna Inc. ("Aetna") and representatives of over 700,000 physicians, state and other medical societies announced that they have signed an agreement (the "Settlement Agreement") settling the action brought by Charles B. Shane, M.D. and others, which has been designated as the lead case in the various class action lawsuits brought against Aetna and its subsidiaries (the "Company") on behalf of health care providers (collectively, the "Provider Cases") pending in the United States District Court for the Southern District of Florida (the "Florida Federal Court"). The Settlement Agreement was filed with the Florida Federal Court on May 22, 2003. If approved by the Florida Federal Court, the Company anticipates that the Settlement Agreement would result in the conclusion of substantially all pending Provider Cases.

In addition to business-practice improvements, Aetna has agreed to pay $100 million to or on behalf of physicians and $20 million to a Foundation established by the Settlement Agreement as well as up to $50 million in legal fees to be determined by the Florida Federal Court. In connection with the settlement, Aetna expects to record an after-tax charge of approximately $75 million in the second quarter of 2003, reflecting anticipated payments under the Settlement Agreement net of insurance.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   AETNA INC.

Date:  May 22, 2003                By:   /s/ Ronald M. Olejniczak
                                   ------------------------------

                                   Name: Ronald M. Olejniczak
                                   Title: Vice President and
                                          Controller